Exhibit 21.1
CARVER BANCORP, INC.
Subsidiaries of Registrant

	Ownership		State of
	Percentage		Incorporation	Description

Carver Bancorp, Inc.			Delaware	Holding Company

Carver Federal Savings Bank	100%		USA	Federal Savings Bank
CSFB Credit Corp.	100%		New York	Inactive
CSFB Realty Corp.	100%		New York	Real Estate Holding Company
Carver Asset Corp.	100%		Delaware	Real Estate Investment Trust

Carver Community Development Corporation	100%		Delaware	Community Development
Sub CDE 1, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 2, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 3, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 4, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 5, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 6, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 7, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 8, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 9, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 10, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 11, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 12, LLC	99.99	%*	Delaware	Lending Vehicle for NMTC
Sub CDE 13, LLC	99.99	%*	Delaware	Inactive

Alhambra Holdings Corp.	100%		Delaware	Inactive

*	Also owned 0.01% by Carver Community Development Corporation.
In addition, Carver Bancorp, Inc. has created Carver Statutory Trust I to raise capital for its operations.